CONFIRMING STATEMENT

This Statement confirms that the undersigned has authorized and designed each of Peter J. Bradford, Allan J. Marter and Roger Palmer, signing singly, to execute and file on the undersigneds behalf all Forms
3, 4, and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S.
Securities and Exchange Commission as a result of the undersigneds ownership of or transactions in securities of Golden Star Resources Ltd. The authority of each of Peter J. Bradford, Allan J.
Marter and Roger Palmer under this Statement shall continue until the undersigneds no longer required to file Forms 3, 4, and 5 with regard to the undersigneds ownership of or transactions in securities of Golden Star Resources Ltd., unless earlier revoked in writing. The undersigned acknowledges that Peter J. Bradford, Allan J. Marter and Roger Palmer are not assuming any of the undersigneds responsibilities to comply with Section
16 of the Securities Exchange Act of 1934.


Signature

Colin Belshaw

September 25, 2006